                                                                Exhibit (a)(106)

Press release issued by PeopleSoft on July 7, 2004.


                              PEOPLESOFT ANNOUNCES
                    SECOND QUARTER 2004 PRELIMINARY RESULTS


PLEASANTON, CALIF. - JULY 7, 2004 -- PeopleSoft Inc. (Nasdaq: PSFT) today announced preliminary financial results for the quarter ended June 30, 2004. The Company expects to report total revenues between $655 million and $665 million with license revenue in the range of $129-$133 million. The Company also expects to report pro forma earnings per share of $0.13-$0.15 and GAAP earnings per share of $0.03-$0.05.

"Although we have been able to meet or exceed our financial projections since Oracle launched their hostile tender offer more than a year ago, the extensive publicity of the antitrust trial during the last month of our quarter was impossible to completely overcome," said Craig Conway, PeopleSoft President and CEO.

"We believe the adverse impact to our business has been substantial, with even greater impact this past month," Conway continued. "We look forward to returning to normal business soon and recovering these damages."

Conway noted, "We believe that evidence submitted in the United States of America v. Oracle trial clearly displayed Oracle's intent to disrupt our business and damage PeopleSoft."

PeopleSoft will announce its final second quarter financial results on July 27, 2004.


NON-GAAP FINANCIAL MEASURES

The Company uses non-GAAP pro forma financial measures, which exclude adjustments related to purchase accounting and restructuring costs, in analyzing financial results because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results.

The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency. Wherever non-GAAP financial measures have been included in this press release, the Company has reconciled them in the tables below to their GAAP counterparts.


These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The following table reconciles the non-GAAP earnings per share to GAAP earnings per share:

                                                  Q2 04
                                                   EPS
                                                --------
Pro forma                                       $   0.15
    Revenue impact of deferred
     maintenance write-down                        (0.03)

    Restructuring charges                          (0.01)
    Oracle Costs                                   (0.02)
    Amortization of capitalized software
     and intangible assets                         (0.04)
                                                --------

GAAP                                            $   0.05
                                                ========


ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,200 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

                                       ###

PeopleSoft and the PeopleSoft logo are registered trademarks of PeopleSoft, Inc. All other Company and product names may be trademarks of their respective owners. Copyright (C) 2004 PeopleSoft, Inc. All rights reserved.


FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as the impact of PeopleSoft's combination with J.D. Edwards including the integration, the profitability of our international operations, and the combined Company's projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the PeopleSoft's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: our ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's most recent reports on Form 10-Q and Form 10-K for more information on the risk factors that could cause actual results to differ.

IMPORTANT ADDITIONAL INFORMATION

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.



CONTACTS:
Bob Okunski
Investor Relations
PeopleSoft
(877) 528-7413
bob_okunski@peoplesoft.com

Steve Swasey
Public Relations
PeopleSoft
(925) 694-5230
steve_swasey@peoplesoft.com